As filed with the Securities and Exchange Commission on March 6, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Annexon, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	27-5414423
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1400 Sierra Point Parkway, Bldg C, Suite 200

Brisbane, California 94005

(Address of Principal Executive Offices)(Zip Code)

2020 Incentive Award Plan

Employee Stock Purchase Plan

(Full Title of the Plan)

Douglas Love, Esq.

President and Chief Executive Officer

Annexon, Inc.

1400 Sierra Point Parkway, Bldg C, Suite 200

Brisbane, California 94005

(650) 822-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathleen M. Wells

Brian J. Cuneo

Richard Kim

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Annexon, Inc. (the “Registrant”) for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements on Form S-8 relating to the same benefit plans are effective. The Registrant previously registered shares of its common stock, par value $0.001 per share (the “Common Stock”), for issuance under the 2020 Incentive Award Plan (the “2020 Plan”) and the Employee Stock Purchase Plan (the “ESPP”) under Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on July 24, 2020 (File No. 333-240101), March 25, 2021 (File No. 333-254707) and March 2, 2022 (File No. 333-263193). The Registrant is hereby registering an additional (i) 1,908,919 shares of its Common Stock issuable under the 2020 Plan, of which 1,129,956 shares of its Common Stock are issuable upon the vesting and exercise of outstanding stock options, and (ii) 477,229 shares of its Common Stock issuable under the ESPP. The additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provisions in each of the 2020 Plan and the ESPP, which provide that the total number of shares subject to such plans will be increased on the first day of each calendar year pursuant to a specified formula.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement to the extent not replaced hereby:

(a) The contents of the Registrant’s earlier Registration Statements on Form S-8 relating to the 2020 Plan and ESPP, previously filed with the SEC on July 24, 2020 (File No.  333-240101), March 25, 2021 (File No.  333-254707) and March 2, 2022 (File No. 333-263193).

(b) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the SEC on March 6, 2023.

(c) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April  27, 2022.

(d) The Registrant’s Current Reports on Form 8-K filed with the SEC on January  6, 2023 (other than Items 7.01 and 9.01) and January 9, 2023 (other than Item 7.01 and Exhibit 99.1).

(e) The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A filed on July 21, 2020 (File No. 001-39402) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(f) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant has adopted provisions in the Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware and the Registrant’s amended and restated bylaws (the “Bylaws”) that limit or eliminate the personal liability of the Registrant’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s Certificate of Incorporation also authorizes the Registrant to indemnify the Registrant’s officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Bylaws provide that:

•	the Registrant may indemnify the Registrant’s directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

the Registrant may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Registrant’s Bylaws are not exclusive.

The Registrant’s Certificate of Incorporation and the Registrant’s Bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered or will enter into, and intends to continue to enter into, separate indemnification agreements with the Registrant’s directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify the Registrant’s directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description

4.1 (1)	Amended and Restated Certificate of Incorporation of Annexon, Inc.

4.2 (2)	Amended and Restated Bylaws of Annexon, Inc.

4.3 (3)	Form of Common Stock Certificate

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page of this Form S-8)

99.1 (4)	2020 Incentive Award Plan

99.2 (5)	Form of Stock Option Grant Notice and Stock Option Agreement under the 2020 Incentive Award Plan

99.3 (6)	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2020 Incentive Award Plan

99.4 (7)	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2020 Incentive Award Plan

99.5 (8)	Employee Stock Purchase Plan

107.1	Filing Fee Table

(1)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 001-39402), filed with the Securities and Exchange Commission on July 28, 2020, and incorporated herein by reference.
(2)	Filed as Exhibit 3.2 to Registrant’s Current Report on Form 8-K (File No. 001-39402), filed with the Securities and Exchange Commission on July 28, 2020, and incorporated herein by reference.
(3)	Filed as Exhibit 4.2 to Registrant’s Registration Statement on Form S-1 (File No. 333-239647), filed with the Securities and Exchange Commission on July 2, 2020, and incorporated herein by reference.
(4)

Filed as Exhibit 99.2(a) to Registrant’s Registration Statement on Form S-8 (File No. 333-240101), filed with the Securities and Exchange Commission on July 24, 2020, and incorporated herein by reference.

(5)

Filed as Exhibit 10.5(b) to Registrant’s Registration Statement on Form S-1 (File No. 333-239647), filed with the Securities and Exchange Commission on July 2, 2020, and incorporated herein by reference.

(6)

Filed as Exhibit 10.5(c) to Registrant’s Registration Statement on Form S-1 (File No. 333-239647), filed with the Securities and Exchange Commission on July 2, 2020, and incorporated herein by reference.

(7)

Filed as Exhibit 10.5(d) to Registrant’s Registration Statement on Form S-1 (File No. 333-239647), filed with the Securities and Exchange Commission on July 2, 2020, and incorporated herein by reference.

(8)

Filed as Exhibit 99.3 to Registrant’s Registration Statement on Form S-8 (File No. 333-240101), filed with the Securities and Exchange Commission on July 24, 2020, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on this 6th day of March, 2023.

Annexon, Inc.

By:	/s/ Douglas Love, Esq.
Douglas Love, Esq.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Love and Jennifer Lew, and each or any one of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas Love, Esq.	President and Chief Executive Officer (Principal Executive Officer)	March 6, 2023
Douglas Love, Esq.

/s/ Jennifer Lew	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2023
Jennifer Lew

/s/ Thomas G. Wiggans	Chairperson of the Board of Directors	March 6, 2023
Thomas G. Wiggans

/s/ William H. Carson, M.D.	Director	March 6, 2023
William H. Carson, M.D.

/s/ Jung E. Choi	Director	March 6, 2023
Jung E. Choi

/s/ Bettina M. Cockroft, M.D.	Director	March 6, 2023
Bettina M. Cockroft, M.D.

/s/ Muneer Satter	Director	March 6, 2023
Muneer Satter

/s/ William D. Waddill	Director	March 6, 2023
William D. Waddill